Exhibit 99.1

RPM Reports Record Fiscal 2026 First-Quarter Results

•	Record first-quarter sales of $2.11 billion, an increase of 7.4% compared to the prior year

•	First-quarter net income of $227.6 million, diluted EPS of $1.77, and record EBIT of $314.0 million

•	Record first-quarter adjusted diluted EPS of $1.88, an increase of 2.2% over the prior-year record; record adjusted EBIT of $337.8 million, an increase of 2.9% over the prior-year record

•	Fiscal 2026 second-quarter outlook calls for mid-single-digit sales and adjusted EBIT growth

•

Fiscal 2026 full-year outlook calls for sales to increase toward the higher end of the previously announced low-to mid-single-digit range and adjusted EBIT to increase toward the lower end of the previously announced high-single- to low-double-digit range

MEDINA, OH – October 1, 2025 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported record financial results for its fiscal 2026 first quarter ended August 31, 2025.

Frank C. Sullivan, RPM chairman and CEO commented, “Our associates’ focused pivot to growth was evident during the quarter with organic sales up solidly in a challenging macro environment. We leveraged our ability to provide turnkey solutions and systems to high-performance buildings and benefited from our focus on repair and maintenance. The successful integration of strategic business acquisitions also played an important role in achieving record sales. Adjusted EBIT was a record as the strong top-line growth and MAP 2025 operational improvement benefits more than offset the impact of SG&A growth investments, higher healthcare expenses and increased inflation. I am proud of our ability to generate record adjusted EBIT in 14 out of the last 15 quarters.”

RPM Reports Results for Fiscal 2026 1st Quarter

October 1, 2025

First-Quarter 2026 Consolidated Results

Consolidated

	Three Months Ended
$in 000s except per share data	August 31,	August 31,
	2025	2024	$ Change	% Change
Net Sales	$2,113,743	$1,968,789	$144,954	7.4%
Net Income Attributable to RPM Stockholders	227,605	227,692	(87)	(0.0%)
Diluted Earnings Per Share (EPS)	1.77	1.77	—	0.0%
Income Before Income Taxes (IBT)	298,047	290,451	7,596	2.6%
Earnings Before Interest and Taxes (EBIT)	313,969	303,859	10,110	3.3%
Adjusted EBIT(1)	337,792	328,342	9,450	2.9%
Adjusted Diluted EPS(1)	1.88	1.84	0.04	2.2%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Record first-quarter sales were driven by systems and turnkey solutions to serve high-performance buildings as well as a focus on repair and maintenance. Acquisitions also played a meaningful role in generating the record results.

Geographically, Europe led sales growth with an increase of 20.7%, driven by acquisitions and favorable foreign exchange. North America sales increased 5.9%, driven by demand for systems and turnkey solutions. Sales were mixed in emerging markets, with Africa / Middle East leading growth, driven by infrastructure and high-performance building projects.

Sales included 3.0% organic growth, 3.8% growth from acquisitions, and a 0.6% benefit from foreign currency translation.

Adjusted EBIT was a record, driven by sales and volume growth, which leveraged MAP 2025 operational improvements, and the successful integration of acquired businesses. This was partially offset by cost inflation and higher SG&A, which included an increase in healthcare and M&A expenses. Growth investments also contributed to higher SG&A.

Adjusted diluted EPS was a record and was driven by the improvement in adjusted EBIT, partially offset by higher interest expense resulting from debt being used to finance acquisitions.

RPM Reports Results for Fiscal 2026 1st Quarter

October 1, 2025

First-Quarter 2026 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$in 000s	August 31,	August 31,
	2025	2024	$ Change	% Change
Net Sales	$881,446	$828,006	$53,440	6.5%
Income Before Income Taxes	163,376	161,095	2,281	1.4%
EBIT	163,941	161,563	2,378	1.5%
Adjusted EBIT(1)	169,121	164,003	5,118	3.1%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

Record CPG sales were driven by systems and turnkey roofing solutions serving high-performance buildings and infrastructure projects, partially offset by soft market conditions in Europe and in the disaster restoration business due to reduced storm activity compared to the prior year.

Sales included 5.4% organic growth, 0.5% growth from acquisitions, and a 0.6% benefit from foreign currency translation.

Adjusted EBIT was a record, and the increase was driven by higher sales and MAP 2025 benefits, partially offset by SG&A growth investments and temporary inefficiencies from plant consolidations as production was being transferred. This adjusted EBIT growth was in addition to strong growth in the prior-year.

Performance Coatings Group

	Three Months Ended
$in 000s	August 31,	August 31,
	2025	2024	$ Change	% Change
Net Sales	$538,478	$489,960	$48,518	9.9%
Income Before Income Taxes	82,679	77,119	5,560	7.2%
EBIT	82,064	76,511	5,553	7.3%
Adjusted EBIT(1)	86,995	78,341	8,654	11.0%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

Record PCG sales were driven by broad-based strength including turnkey flooring solutions serving high-performance buildings, protective coatings and specialty OEM coatings. Acquisitions also contributed to the sales increase.

Sales included 6.7% organic growth, a 2.5% increase from acquisitions, and a 0.7% benefit from foreign currency translation.

Adjusted EBIT increased to a record, driven by higher sales and MAP 2025 operational improvement initiatives, partially offset by growth investments and unfavorable mix.

RPM Reports Results for Fiscal 2026 1st Quarter

October 1, 2025

Consumer Group

	Three Months Ended
$in 000s	August 31,	August 31,
	2025	2024	$ Change	% Change
Net Sales	$693,819	$650,823	$42,996	6.6%
Income Before Income Taxes	108,761	106,429	2,332	2.2%
EBIT	108,976	106,906	2,070	1.9%
Adjusted EBIT(1)	119,851	116,478	3,373	2.9%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s record sales were driven by the successful integration of acquisitions, partially offset by softness in DIY markets and product rationalization.

Sales included a 2.9% organic decline, 9.1% growth from acquisitions, and a 0.4% benefit from foreign currency translation.

Adjusted EBIT growth was driven by acquired businesses with accretive margins and MAP 2025 benefits, which were partially offset by cost inflation, reduced fixed-cost utilization from lower volumes, temporary inefficiencies from plant consolidations and increased marketing expenses.

Cash Flow and Financial Position

During the first three months of fiscal 2026:

•

Cash provided by operating activities was $237.5 million, driven by profitability growth and efficient working capital enabled by MAP 2025 initiatives, partially offset by strategic inventory purchases to mitigate the future impact of tariffs and to ensure high service levels during the consolidation of 6 manufacturing facilities.

•

Capital expenditures were $62.5 million compared to $50.7 million during fiscal year 2025 with the increase driven by growth investments, including the purchase of RPM’s recently constructed Malaysian plant.

•	The company returned $82.0 million to stockholders through cash dividends and share repurchases, an increase of 7.4% compared to the prior year.

As of August 31, 2025:

•	Total debt was $2.67 billion compared to $2.05 billion a year ago, with the $617.3 million increase driven by debt used to finance acquisitions.

•

Total liquidity, including cash and committed revolving credit facilities, was $933.4 million, compared to $1.44 billion a year ago, with the decrease driven by the use of the credit facilities to finance acquisitions.

RPM Reports Results for Fiscal 2026 1st Quarter

October 1, 2025

Business Outlook

Sullivan said, “Our pivot to growth will continue in the second quarter as we leverage our competitive strengths in non-residential construction markets and benefit from growth investments in several of our businesses. While tariff-related inflation remains a challenge, we are working to mitigate these headwinds through a series of measures, including price increases late in the first quarter. We will also begin realizing more efficiency benefits from our streamlined three-segment structure in the second quarter.”

He concluded, “For the full year, we are increasing our growth investments in areas with the highest potential. While these investments will increase SG&A, we anticipate they will help accelerate our growth in what remains a challenging macro environment. Taking all of this into account, we expect to achieve record sales and adjusted EBIT in both the second quarter and for the full fiscal year.”

The company expects the following in the fiscal 2026 second quarter:

•	Consolidated sales to increase in the mid-single-digit percentage range compared to prior-year results.

•	Consumer sales growth to be moderately higher than the other two segments due to acquisitions.

•	Consolidated adjusted EBIT to be up in the mid-single-digit percentage range compared to prior-year record results.

The company expects the following in full-year fiscal 2026:

•	Consolidated sales to increase toward the higher end of the previous outlook of low-single- to mid-single-digit growth compared to prior-year record results.

•	Consolidated adjusted EBIT to increase toward the lower end of the previous outlook of high-single- to low-double-digit percentage growth compared to prior-year record results.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. ET today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-844-481-2915 or 1-412-317-0708 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from October 1, 2025, until October 8, 2025. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers. The access code is 7196093. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

RPM Reports Results for Fiscal 2026 1st Quarter

October 1, 2025

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across three reportable segments: consumer, construction products, and performance coatings. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, The Pink Stuff, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest income (expense), net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our second-quarter fiscal 2026 or full-year fiscal 2026 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Forward-Looking Statements

This press release includes forward-looking statements relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global and regional markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of

RPM Reports Results for Fiscal 2026 1st Quarter

October 1, 2025

changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) changes in global trade policies, including the adoption or expansion of tariffs and trade barriers; (h) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (i) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (j) the timing of and the realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, and the risks of failing to meet any other objectives of our improvement plans; (k) risks related to the adequacy of our contingent liability reserves; (l) risks relating to a public health crisis similar to the Covid pandemic; (m) risks related to acts of war similar to the Russian invasion of Ukraine; (n) risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; (o) risks related to our or our third parties’ use of technology including artificial intelligence, data breaches and data privacy violations; (p) the shift to remote work and online purchasing and the impact that has on residential and commercial real estate construction; and (q) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Form 10-K for the year ended May 31, 2025, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this press release.

RPM Reports Results for Fiscal 2026 1st Quarter

October 1, 2025

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2025	2024
Net Sales	$2,113,743	$1,968,789
Cost of Sales	1,220,527	1,132,116

Gross Profit	893,216	836,673
Selling, General & Administrative Expenses	573,534	526,146
Restructuring Expense	8,814	7,202
Interest Expense	29,326	24,434
Investment (Income), Net	(13,404)	(11,026)
Other (Income), Net	(3,101)	(534)

Income Before Income Taxes	298,047	290,451
Provision for Income Taxes	70,207	61,897

Net Income	227,840	228,554
Less: Net Income Attributable to Noncontrolling Interests	235	862

Net Income Attributable to RPM International Inc. Stockholders	$227,605	$227,692

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.78	$1.78

Diluted	$1.77	$1.77

Average shares of common stock outstanding - basic	127,283	127,691

Average shares of common stock outstanding - diluted	127,950	128,420

RPM Reports Results for Fiscal 2026 1st Quarter

October 1, 2025

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2025	2024
Net Sales:
CPG Segment	$881,446	$828,006
PCG Segment	538,478	489,960
Consumer Segment	693,819	650,823

Total	$2,113,743	$1,968,789

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$163,376	$161,095
Interest (Expense), Net (b)	(565)	(468)

EBIT (c)	163,941	161,563
MAP initiatives (d)	5,180	2,440

Adjusted EBIT	$169,121	$164,003

PCG Segment
Income Before Income Taxes (a)	$82,679	$77,119
Interest Income, Net (b)	615	608

EBIT (c)	82,064	76,511
MAP initiatives (d)	4,931	2,067
(Gain) on sale of assets and a business, net (f)	—	(237)

Adjusted EBIT	$86,995	$78,341

Consumer Segment
Income Before Income Taxes (a)	$108,761	$106,429
Interest (Expense), Net (b)	(215)	(477)

EBIT (c)	108,976	106,906
MAP initiatives (d)	3,758	9,572
Inventory step-up costs (e)	7,117	—

Adjusted EBIT	$119,851	$116,478

Corporate/Other
(Loss) Before Income Taxes (a)	$(56,769)	$(54,192)
Interest (Expense), Net (b)	(15,757)	(13,071)

EBIT (c)	(41,012)	(41,121)
MAP initiatives (d)	2,837	10,641

Adjusted EBIT	$(38,175)	$(30,480)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$298,047	$290,451
Interest (Expense)	(29,326)	(24,434)
Investment Income, Net	13,404	11,026

EBIT (c)	313,969	303,859
MAP initiatives (d)	16,706	24,720
Inventory step-up costs (e)	7,117	—
(Gain) on sale of assets and a business, net (f)	—	(237)

Adjusted EBIT	$337,792	$328,342

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

RPM Reports Results for Fiscal 2026 1st Quarter

October 1, 2025

(d)	Reflects restructuring and other charges, which have been incurred in relation to our Margin Achievement Plan (“MAP 2025”) as follows:

•

Restructuring and other related expense, net: Includes charges incurred related to headcount reductions and facility closures recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $8.8 million and $7.2 million for the period ended August 31, 2025 and August 31, 2024 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales”, accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to one ERP platform per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, as well as Corporate/Other, and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved data analytics/decision making and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments as well as Corporate/Other and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within Corporate/Other.

Included below is a reconciliation of the TOTAL CONSOLIDATED MAP initiatives.

	Three Months Ended
	August 31,	August 31,
	2025	2024
Restructuring and other related expense, net	$10,599	$10,754
ERP consolidation plan	2,966	4,944
Professional fees	3,141	9,022

MAP initiatives	$16,706	$24,720

(e)	Amortization of inventory fair value adjustments related to acquisitions recorded in “Cost of Sales”.

(f)	Reflects gains recorded in “SG&A” associated with post-closing adjustments for the sale of the non-core furniture warranty business which was sold in fiscal 2023.

RPM Reports Results for Fiscal 2026 1st Quarter

October 1, 2025

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2025	2024
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.77	$1.77
MAP initiatives (d)	0.10	0.15
Inventory step-up costs (e)	0.04	—
Investment returns (g)	(0.03)	(0.03)
Income tax adjustment (h)	—	(0.05)

Adjusted Earnings per Diluted Share (i)	$1.88	$1.84

(d)	Reflects restructuring and other charges, which have been incurred in relation to our Margin Achievement Plan (“MAP 2025”) as follows:

•

Restructuring and other related expense, net: Includes charges incurred related to headcount reductions and facility closures recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $8.8 million and $7.2 million for the period ended August 31, 2025 and August 31, 2024 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales”, accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to one ERP platform per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, as well as Corporate/Other, and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved data analytics/decision making and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments as well as Corporate/Other and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within Corporate/Other.

(e)	Amortization of inventory fair value adjustments related to acquisitions recorded in “Cost of Sales”.

(g)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(h)	U.S. foreign tax credits recognized as a result of global cash redeployment and debt optimization projects executed during the prior year.

(i)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2026 1st Quarter

October 1, 2025

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	August 31, 2025	August 31, 2024	May 31, 2025
Assets
Current Assets
Cash and cash equivalents	$297,075	$231,555	$302,137
Trade accounts receivable	1,515,499	1,393,283	1,551,953
Allowance for doubtful accounts	(42,506)	(49,106)	(42,844)
Net trade accounts receivable	1,472,993	1,344,177	1,509,109
Inventories	1,068,183	1,003,459	1,036,475
Prepaid expenses and other current assets	365,271	319,107	322,577

Total current assets	3,203,522	2,898,298	3,170,298

Property, Plant and Equipment, at Cost	2,805,421	2,568,792	2,738,373
Allowance for depreciation	(1,306,637)	(1,219,084)	(1,264,974)

Property, plant and equipment, net	1,498,784	1,349,708	1,473,399

Other Assets
Goodwill	1,657,612	1,315,790	1,617,626
Other intangible assets, net of amortization	832,195	504,562	780,826
Operating lease right-of-use assets	394,831	365,972	370,399
Deferred income taxes	147,436	36,563	147,436
Other	210,165	178,982	215,965

Total other assets	3,242,239	2,401,869	3,132,252

Total Assets	$7,944,545	$6,649,875	$7,775,949

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$762,013	$693,519	$755,889
Current portion of long-term debt	7,434	6,779	7,691
Accrued compensation and benefits	189,846	180,785	287,398
Accrued losses	30,749	32,440	36,701
Other accrued liabilities	424,834	369,060	379,768

Total current liabilities	1,414,876	1,282,583	1,467,447

Long-Term Liabilities
Long-term debt, less current maturities	2,661,990	2,045,387	2,638,922
Operating lease liabilities	340,420	316,064	317,334
Other long-term liabilities	243,524	234,368	241,117
Deferred income taxes	227,141	119,946	224,347

Total long-term liabilities	3,473,075	2,715,765	3,421,720

Total liabilities	4,887,951	3,998,348	4,889,167

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 128,219; 128,702; 128,269)	1,282	1,287	1,283
Paid-in capital	1,183,272	1,156,977	1,177,796
Treasury stock, at cost	(973,372)	(897,686)	(953,856)
Accumulated other comprehensive (loss)	(512,832)	(540,590)	(533,631)
Retained earnings	3,356,848	2,929,439	3,193,764

Total RPM International Inc. stockholders’ equity	3,055,198	2,649,427	2,885,356
Noncontrolling interest	1,396	2,100	1,426

Total equity	3,056,594	2,651,527	2,886,782

Total Liabilities and Stockholders’ Equity	$7,944,545	$6,649,875	$7,775,949

RPM Reports Results for Fiscal 2026 1st Quarter

October 1, 2025

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2025	2024
Cash Flows From Operating Activities:
Net income	$227,840	$228,554
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,464	46,185
Deferred income taxes	1,304	(4,646)
Stock-based compensation expense	5,475	6,226
Net (gain) on marketable securities	(8,673)	(5,971)
Other	(324)	(70)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	49,331	78,011
(Increase) in inventory	(16,005)	(43,991)
(Increase) in prepaid expenses and other current and long-term assets	(18,051)	(37,620)
Increase in accounts payable	7,810	52,152
(Decrease) in accrued compensation and benefits	(99,296)	(116,792)
(Decrease) in accrued losses	(6,098)	(123)
Increase in other accrued liabilities	42,733	46,144

Cash Provided By Operating Activities	237,510	248,059

Cash Flows From Investing Activities:
Capital expenditures	(62,461)	(50,742)
Acquisition of businesses, net of cash acquired	(115,695)	(6,223)
Purchase of marketable securities	(6,283)	(11,394)
Proceeds from sales of marketable securities	1,525	4,188
Other	523	90

Cash (Used For) Investing Activities	(182,391)	(64,081)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	35,000	37,807
Reductions of long-term and short-term debt	(14,972)	(131,809)
Cash dividends	(64,521)	(58,892)
Repurchases of common stock	(17,500)	(17,500)
Shares of common stock returned for taxes	(1,921)	(15,396)
Other	(221)	(162)

Cash (Used For) Financing Activities	(64,135)	(185,952)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	3,954	(3,850)

Net Change in Cash and Cash Equivalents	(5,062)	(5,824)
Cash and Cash Equivalents at Beginning of Period	302,137	237,379

Cash and Cash Equivalents at End of Period	$297,075	$231,555